                                                                    EXHIBIT 99.2



                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



To the Board of Directors and Stockholders of Quantum Corporation


       We have audited the accompanying combined balance sheets of the Hard Disk Drive group (as described in Note 1) of Quantum Corporation as of March 31,1999 and 2000 and the related combined statements of operations, group equity, and cash flows for each of the three years in the period ended March 31, 2000. Our audits also included the financial statement schedule listed in the index at
Item 14a. These financial statements and schedule are the responsibility of Quantum Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the consolidated financial statements of MKE-Quantum Components LLC ("MKQC"), a forty-nine percent equity investee of the Hard Disk Drive group, which statements reflect a net loss of $134.8 million for the period from May 16, 1997 (inception) through March 31, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MKQC, is based solely on the report of the other auditors.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

       In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Hard Disk Drive group at March 31, 1999 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

       As more fully described in Note 1 to these financial statements, the Hard Disk Drive group is a business group of Quantum Corporation; accordingly, the combined financial statements of the Hard Disk Drive group should be read in conjunction with the audited consolidated financial statements of Quantum Corporation.



                                        /s/ Ernst & Young LLP

San Jose, California
April 24, 2000

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Members
MKE-Quantum Components LLC:

   We have audited the accompanying consolidated balance sheet of MKE-Quantum Components LLC and subsidiaries as of March 31, 1998 and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (Inception) through March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MKE- Quantum Components LLC and subsidiaries as of March 31, 1998, and the results of their operations and their cash flows for the period from May 16, 1997 (Inception) through March 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Boston, Massachusetts

April 14, 1998, except for notes 6(b) and 12
 which are as of June 5, 1998

                              HARD DISK DRIVE GROUP
                        COMBINED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                                Year Ended March 31,
                                                  -----------------------------------------------
                                                     1998              1999              2000
                                                  -----------       -----------       -----------
Revenue .......................................   $ 4,615,435       $ 3,599,320       $ 3,311,579
Cost of revenue--on net sales .................     4,242,128         3,307,901         3,024,441
Cost of revenue--special charge ...............            --                --            57,068
                                                  -----------       -----------       -----------
Gross profit ..................................       373,307           291,419           230,070
Operating expenses:
  Research and development ....................       258,916           253,893           242,383
  Sales and marketing .........................       121,787           114,389           110,132
  General and administrative ..................        67,001            55,592            66,141
  Special charge ..............................            --                --             2,338
                                                  -----------       -----------       -----------
                                                      447,704           423,874           420,994
                                                  -----------       -----------       -----------
Loss from operations ..........................       (74,397)         (132,455)         (190,924)
Interest income and other, net ................        15,536            19,161            22,150
Interest expense ..............................       (10,918)           (9,159)           (9,407)
Loss from investee ............................       (66,060)         (142,050)               --
                                                  -----------       -----------       -----------
Loss before income taxes ......................      (135,839)         (264,503)         (178,181)
Income tax benefit ............................       (82,981)         (111,977)          (73,411)
                                                  -----------       -----------       -----------
Net loss ......................................   $   (52,858)      $  (152,526)      $  (104,770)
                                                  ===========       ===========       ===========
Pro forma net loss per share(1):
  Basic .......................................   $     (0.78)      $     (1.90)      $     (1.26)
                                                  ===========       ===========       ===========
  Diluted .....................................   $     (0.78)      $     (1.90)      $     (1.26)
                                                  ===========       ===========       ===========
Pro forma weighted-average common shares(1):
  Basic .......................................        68,203            80,335            83,096
                                                  ===========       ===========       ===========
  Diluted .....................................        68,203            80,335            83,096
                                                  ===========       ===========       ===========
Net loss for the period from August 4,
 1999 to March 31, 2000 .......................                                       $   (27,549)
                                                                                      ===========
Net loss per share:
  Basic .......................................                                       $     (0.33)
                                                                                      ===========
  Diluted .....................................                                       $     (0.33)
                                                                                      ===========
Weighted-average common shares:
  Basic .......................................                                            83,018
                                                                                      ===========
  Diluted .....................................                                            83,018
                                                                                      ===========

----------------
(1) Pro forma net loss per share and pro forma weighted average common shares assume the recapitalization occurred at the beginning of the earliest period presented.


            See accompanying notes to combined financial statements.

                              HARD DISK DRIVE GROUP
                             COMBINED BALANCE SHEETS
                                 (In thousands)


                                                                   March 31,
                                                          --------------------------
                                                             1999            2000
                                                          ----------      ----------
Assets
Current assets:
  Cash and cash equivalents ...........................   $  499,725      $  581,542
  Marketable securities ...............................       24,426          30,048
  Accounts receivable, net of allowance for doubtful
   accounts of $9,623 and $19,618 respectively ........      392,329         395,118
  Inventories .........................................      147,524         122,347
  Due from the DLT & Storage Systems group ............           --          30,100
  Deferred taxes ......................................       72,107          78,713
  Other current assets ................................       96,401          58,356
                                                          ----------      ----------
    Total current assets ..............................    1,232,512       1,296,224
Property, plant, and equipment, less accumulated
 depreciation .........................................      198,806         158,548
Intangible assets, less accumulated amortization ......        5,199           1,915
Other assets ..........................................       33,436          21,361
                                                          ----------      ----------
                                                          $1,469,953      $1,478,048
                                                          ==========      ==========

Liabilities and Group Equity
Current liabilities:
  Accounts payable ....................................   $  342,344      $  375,614
  Accrued warranty ....................................       38,917          46,967
  Accrued compensation ................................       51,048          54,073
  Income taxes payable ................................       33,411          44,284
  Accrued special charge ..............................           --          22,409
  Current portion of long-term debt ...................          341             344
  Other accrued liabilities ...........................       57,841          77,596
                                                          ----------      ----------
    Total current liabilities .........................      523,902         621,287
Deferred taxes ........................................       39,985          41,758
Long-term debt ........................................       18,987          12,613
Convertible subordinated debt .........................       95,833          95,833
Commitments and contingencies
Group equity ..........................................      791,246         706,557
                                                          ----------      ----------
                                                          $1,469,953      $1,478,048
                                                          ==========      ==========


            See accompanying notes to combined financial statements.

                              HARD DISK DRIVE GROUP
                        COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                  Year Ended March 31,
                                                       -----------------------------------------
                                                          1998            1999            2000
                                                       ---------       ---------       ---------
Cash flows from operating activities:
  Net loss .........................................   $ (52,858)      $(152,526)      $(104,770)
  Adjustments to reconcile net loss to net
   cash provided by operations:
    Loss from investee .............................      66,060         124,809              --
    Special charge .................................          --              --          52,443
    Depreciation ...................................      62,583          66,570          64,659
    Amortization ...................................       5,372           4,458           3,912
    Deferred taxes .................................       5,338          19,516          18,734
    Compensation related to stock incentive
     plans .........................................       1,412           1,879           2,487
    Changes in assets and liabilities:
      Accounts receivable ..........................     146,961         193,519          (2,789)
      Inventories ..................................      (6,402)         64,483          25,177
      Accounts payable .............................     (52,963)        (58,980)         33,270
      Income taxes payable .........................       8,624          (6,367)         10,873
      Accrued warranty .............................     (25,648)         (1,322)          8,050
      Other assets and liabilities .................     (76,785)         (9,255)          5,010
                                                       ---------       ---------       ---------
        Net cash provided by operating
         activities ................................      81,694         246,784         117,056
                                                       ---------       ---------       ---------
Cash flows from investing activities:
  Purchases of marketable securities ...............     (71,573)        (78,145)        (33,367)
  Maturities of marketable securities ..............          --         125,292          57,793
  Purchases of equity securities ...................          --              --            (750)
  Acquisition of intangible assets .................      (9,850)             --              --
  Proceeds from sale of interest in recording
   heads operations ................................      94,000              --              --
  Investment in property and equipment .............    (119,066)        (82,486)        (50,416)
  Proceeds from disposition of property and
   equipment .......................................       5,962             140              --
  Proceeds from repayment of note receivable .......      18,000              --           3,126
                                                       ---------       ---------       ---------
        Net cash used in investing
         activities ................................     (82,527)        (35,199)        (23,614)
                                                       ---------       ---------       ---------
Cash flows from financing activities:
  Proceeds from long-term credit facilities ........          --           8,333           3,333
  Inter-group proceeds for common stock
   issued ..........................................          --          15,118           2,835
  Purchase of treasury stock .......................          --              --         (20,932)
  Principal payments on long-term credit
   facilities ......................................     (60,326)         (2,645)         (9,704)
  Proceeds from issuance of common stock,
   net .............................................      16,787          14,094          12,843
  Proceeds from issuance of convertible
   subordinated notes ..............................      95,833              --              --
                                                       ---------       ---------       ---------
        Net cash provided by (used in)
         financing activities ......................      52,294          34,900         (11,625)
                                                       ---------       ---------       ---------
Increase in cash and cash equivalents ..............      51,461         246,485          81,817
Cash and cash equivalents at beginning of
 period ............................................     201,779         253,240         499,725
                                                       ---------       ---------       ---------
Cash and cash equivalents at end of period .........   $ 253,240       $ 499,725       $ 581,542
                                                       =========       =========       =========

Supplemental disclosure of cash flow information:
  Conversion of debentures to common stock .........   $  80,450       $      --       $      --
                                                       =========       =========       =========
  Conversion of redeemable preferred stock to
   common stock ....................................   $   1,296       $      --       $      --
                                                       =========       =========       =========
  Cash paid during the year for:
    Interest .......................................   $   9,677       $   8,908       $   8,993
                                                       =========       =========       =========
    Income taxes ...................................   $  17,868       $  21,864       $  17,477
                                                       =========       =========       =========


            See accompanying notes to combined financial statements.

                              HARD DISK DRIVE GROUP
                       COMBINED STATEMENTS OF GROUP EQUITY
                                 (In thousands)

                                                      Retained      Accumulated
                                                      Earnings         Other
                                                    (Accumulated   Comprehensive      Group
                                        Other          Deficit)    Income (Loss)      Equity
                                      ---------     ------------   -------------     ---------
Balances at March 31, 1997 ........   $ 571,217       $ 284,052       $     --       $ 855,269
Comprehensive loss:
  Net loss ........................          --         (52,858)            --         (52,858)
  Other comprehensive loss--
   foreign currency translation
   adjustments ....................          --              --         (1,462)         (1,462)
                                                                                     ---------
Comprehensive loss ................          --              --             --         (54,320)
Conversion of subordinated
 debentures .......................      78,907              --             --          78,907
Conversion of Series B preferred
 shares ...........................       1,296              --             --           1,296
Shares issued under employee
 stock purchase plan ..............       7,159              --             --           7,159
Shares issued under employee
 stock option plans, net ..........       9,628              --             --           9,628
Compensation expense and other ....       1,412              --             --           1,412
Tax benefits related to stock
 option plans .....................       7,095              --             --           7,095
                                      ---------       ---------       --------       ---------
Balances at March 31, 1998 ........     676,714         231,194         (1,462)        906,446
Comprehensive loss:
  Net loss ........................          --        (152,526)            --        (152,526)
  Other comprehensive income--
   foreign currency translation
   adjustments ....................          --              --            612             612
                                                                                     ---------
Comprehensive loss ................          --              --             --        (151,914)
Shares issued under employee
 stock purchase plan ..............       8,013              --             --           8,013
Shares issued under employee
 stock option plans, net ..........       6,081              --             --           6,081
New shares issued for ATL
 acquisition ......................       7,662              --             --           7,662
Conversion of ATL stock
 options ..........................       7,456              --             --           7,456
Compensation expense and other ....       1,879              --             --           1,879
Tax benefits related to stock
 option plans .....................       5,623              --             --           5,623
                                      ---------       ---------       --------       ---------
Balances at March 31, 1999 ........     713,428          78,668           (850)        791,246
Comprehensive loss:
  Net loss ........................          --        (104,770)            --        (104,770)
  Other comprehensive income:
    Foreign currency translation
     adjustments ..................          --              --           (212)             --
    Unrealized gain on
     investments, net of income
     taxes of $12,025 .............          --              --         18,023              --
                                                                      --------
  Other comprehensive income ......          --              --         17,811          17,811
                                                                                     ---------

Comprehensive loss ................          --              --             --         (86,959)
Shares issued under employee
 stock purchase plan ..............       7,331              --             --           7,331
Shares issued under employee
 stock option plans, net ..........       9,120              --             --           9,120
New shares issued for Meridian
 acquisition ......................         825              --             --             825
Conversion of Meridian stock
 options ..........................       2,010              --             --           2,010
Treasury shares repurchased and
 retired ..........................     (20,932)             --             --         (20,932)
Compensation expense and other ....       2,487              --             --           2,487
Tracking stock issuance costs .....      (3,608)             --             --          (3,608)
Tax benefits related to stock
 option plans .....................       5,037              --             --           5,037
                                      ---------       ---------       --------       ---------
Balances at March 31, 2000 ........   $ 715,698       $ (26,102)      $ 16,961       $ 706,557
                                      =========       =========       ========       =========


            See accompanying notes to combined financial statements.

                              HARD DISK DRIVE GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS


Note 1 Summary of Significant Accounting Policies

       Nature of Business. Quantum Corporation ("Quantum") operates its business through two separate groups: the Hard Disk Drive group ("HDDG") and the DLT & Storage Systems group ("DSSG") as described below.

       HDDG designs, develops and markets a diversified product portfolio of hard disk drives to meet the storage requirements of entry-level to high-end desktop PCs in home and business environments, and high-end hard disk drives for the demanding storage needs of network servers, workstations and storage sub-systems. HDDG also designs hard disk drives for consumer electronics devices.

       DSSG designs, develops, manufactures, licenses and markets DLTtape drives, DLTtape media cartridges and storage systems. DSSG's storage systems consist of DLTtape libraries, solid state storage systems, network attached storage appliances and service. DLTtape is DSSG's half-inch tape technology that is the de facto industry standard for data back-up in the mid-range server market.

       Financial Statement Presentation. The combined financial statements of HDDG together with the combined financial statements of DSSG, include all of the accounts in the consolidated financial statements of Quantum. The separate group combined financial statements give effect to the accounting policies applicable with the implementation of the tracking stock proposal. The separate HDDG and DSSG financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the historical balance sheets, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated,
(ii) in the case of HDDG's financial statements, corporate assets and liabilities of Quantum and related transactions identified with HDDG, including allocated portions of Quantum's debt and selling, general and administrative costs, and (iii) in the case of DSSG's financial statements, corporate assets and liabilities of Quantum and related transactions identified with DSSG, including allocated portions of Quantum's debt and selling, general and administrative costs. Intergroup transactions and balances are not eliminated in the separate financial statements of HDDG or DSSG. Certain amounts in prior periods have been reclassified to conform to current presentation.

       The combined financial statements of the Hard Disk Drive group provide HDDG stockholders with financial information about the Hard Disk Drive group's operations. Holders of HDDG stock and DSSG stock are Quantum stockholders and are subject to all of the risks of an investment in Quantum and all of Quantum's businesses, assets and liabilities. Quantum retains ownership and control of all of the assets and operations of each group. Financial effects arising from one group that affect Quantum's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the other group's stock. Any net losses of HDDG or DSSG, and dividends or distributions on, or repurchases of DSSG stock, or repurchases of preferred stock at a price per share greater than par value, will reduce the funds of Quantum legally available for payment of dividends on HDDG stock. As a result, HDDG's combined financial statements should be read in conjunction with Quantum's consolidated financial statements and DSSG's combined financial statements.

       HDDG's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below.

       Financing Activities. Quantum manages most financial activities of HDDG and DSSG on a centralized basis. Such financial activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, the issuance and repurchase of common stock, and the issuance and repurchase of any preferred stock.

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

       At March 31, 2000, $109 million of Quantum's debt was allocated to HDDG and $218 million was allocated to DSSG. The Board has adopted the following financing policy that will affect the combined statements of HDDG and DSSG:
Quantum will allocate its debt between the groups ("pooled debt") or, if Quantum so determines, in its entirety to a particular group. Quantum will allocate preferred stock, if issued, in a similar manner.

       Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by the Board, decreases the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group's allocated portion of the pooled debt or preferred stock.

       Pooled debt bears interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, may bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock is reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

       Debt for a particular financing, allocated in its entirety to one group, bears interest for group financial statement purposes at the rate determined by the Board. For preferred stock allocated in its entirety to one group the dividend cost to that group is determined in a similar manner. If the interest or dividend cost is higher than Quantum's actual cost, the other group receives a credit for an amount equal to the difference as compensation for the use of Quantum's credit capacity. Any expense related to debt or preferred stock that is allocated in its entirety to a group is allocated in whole to that group.

       Cash or other property that Quantum allocated to one group that is transferred to the other group is, if so determined by the Board, accounted for either as a short-term loan or as a long-term loan. Short-term loans and, unless Quantum's board determines otherwise, long-term loans bear interest at a rate equal to the weighted average interest rate of Quantum's pooled debt. If Quantum does not have any pooled debt, the Board determines the rate of interest for such loan. The Board establishes the terms on which long-term loans between the groups is made, including interest rate if not based on Quantum's weighted average interest rate, amortization schedule, maturity and redemption terms.

       Although Quantum may allocate its debt and preferred stock between groups, the debt and preferred stock remain obligations of Quantum and all stockholders of Quantum are subject to the risks associated with those obligations.

       Allocation of Support Activities. HDDG is charged for specifically identified costs of certain support activities based upon HDDG's use of such activities. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of support activities attributable to HDDG. Such allocated support activities included certain selling and marketing, executive management, human resources, corporate finance, legal and corporate planning costs. The total of these allocations were $79 million, $70 million, and $71 million in fiscal years 1998, 1999 and 2000, respectively. It is not practicable to provide a detailed estimate of the expenses that would be recognized if HDDG were a separate entity.

       Allocation of Federal and State Income Taxes. The federal income taxes of Quantum

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

and the subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group, as if each group were a stand-alone entity. Such allocations reflect each group's contribution (whether positive or negative) to Quantum's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

       Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds are allocated between the groups based on their respective contributions to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments which are determined on a separate corporation basis are allocated between the groups in a manner designed to reflect the respective contributions of the groups to the corporation's separate state or local taxable income.

       The discussion of HDDG's income tax provision (Note 12) should be read in conjunction with Quantum's consolidated financial statements and notes thereto.

       Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. In particular, significant estimates are required to value inventory and estimate the future cost associated with HDDG's warranties. If the actual value of HDDG's inventories and associated reserves differs from these estimates, HDDG's operating results could be materially adversely impacted. The actual results with regard to warranty expenditures could also have a material adverse impact on HDDG if the actual rate of unit failure or the cost to repair a unit is greater than what HDDG has used in estimating the warranty expense accrual.

       Revenue Recognition. Revenue from sales of products is recognized on passage of title to customers, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable and collectibility is reasonably assured, with provision made for estimated returns.

       Foreign Currency Translation and Transactions. Assets, liabilities, and operations of foreign offices and subsidiaries are recorded based on the functional currency of the entity. For a majority of HDDG's material foreign operations, the functional currency is the U.S. dollar. The assets and liabilities of foreign offices with a local functional currency are translated at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of group equity. Although over half of HDDG's sales are made to customers in non- U.S. locations and all of HDDG's hard disk drive products are manufactured in Japan, Singapore and Ireland by Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE"), a majority of HDDG's material transactions are denominated in U.S. dollars, including the purchase by HDDG of hard disk drives manufactured by MKE in U.S. dollars. Accordingly, transaction gains or losses have been immaterial to the financial statements for all years presented. The effect of foreign currency exchange rate fluctuations on cash was also immaterial for the years presented. Assets and liabilities denominated in other than the functional currency are remeasured each

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

month with the remeasurement gain or loss recorded in other income.

       Foreign Exchange Contracts. The effect of foreign currency rate changes on the remeasurement of certain assets and liabilities denominated in a foreign currency are managed using foreign currency forward exchange contracts. Foreign currency forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign currency forward exchange contracts are accounted for by the fair value method, with changes in value recognized in other income.

       Net Income (Loss) Per Share. As a result of the recapitalization, net loss per share for HDDG has been calculated based on HDDG's net loss from August 4, 1999 through March 31, 2000. It was not calculated on a group basis for periods prior to the recapitalization because HDDG stock was not part of Quantum's capital structure at that time. Pro forma net loss per share presented in HDDG's statements of operations assumes that HDDG stock created in the recapitalization existed for all periods presented.

       Cash Equivalents and Marketable Securities. Highly liquid debt instruments with a maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. Marketable securities have maturities of more than 90 days at the time of purchase. Cash equivalents and marketable securities have been classified as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in group equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.

       Concentration of Credit Risk. Quantum performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Sales to HDDG's top five customers in fiscal year 2000 represented 50% of revenue. Two customers accounted for 13% and 12% of revenue, respectively. Reserves are maintained for potential credit losses and such losses have historically been within management's expectations.

       Quantum invests its excess cash in deposits with major banks and in money market funds and short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. Quantum has not experienced any material losses on these investments. Quantum, by corporate policy, limits the amount of credit exposure to any one issuer and to any one type of investment.

       Investments in Joint Ventures and Other Entities. Investments in joint ventures and other entities are recorded in other assets. Investments in joint ventures are accounted for by the equity method. Dividends are recorded as a reduction of the carrying value of the investment when received.

       Investments in other entities (less-than-20-percent-owned companies) that are not represented by marketable securities are carried at cost less write-downs for declines in value that are judged to be other-than-temporary. Dividends are recorded in other income when received.

       Inventories. Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

       Property, Plant, and Equipment. Property, plant, and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

the lesser of the estimated useful lives of the assets (generally three to ten years for machinery, equipment, furniture, and leasehold improvements; and twenty-five years for buildings) or the lease term.

       Acquired Intangible Assets. Acquired intangible assets are amortized over their estimated useful lives, which range from three to five years. The accumulated amortization at March 31, 1999 and 2000 was $5 million and $8 million, respectively. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually. HDDG assesses the recoverability of its assets, including goodwill, by comparing projected undiscounted net cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

       Warranty Expense. HDDG generally warrants its products against defects for a period of one to five years. A provision for estimated future costs and estimated returns for credit relating to warranty is recorded when products are shipped and revenue recognized.

       Advertising Expense. HDDG accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended March 31, 1998, 1999 and 2000, was $26 million, $20 million, and $22 million, respectively.

       Stock-Based Compensation. HDDG accounts for its stock-based employee compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

       Risks and Uncertainties. HDDG's business entails a number of risks. As is typical in the information storage industry, a significant portion of HDDG's customer base is concentrated with a small number of OEMs, and HDDG is not able to predict whether there will be any significant change in the demand for its customers' products. The loss of any one of HDDG's more significant customers could have a material adverse effect on HDDG's results of operations. A limited number of hard disk drive storage products make up a significant majority of HDDG's sales, and due to increasingly rapid technological change in the industry, HDDG's future depends on its ability to develop and successfully introduce new products. HDDG utilizes a third party, MKE, to manufacture all of the products it sells. HDDG relies on MKE's ability to bring new products rapidly to volume production and to meet stringent quality standards. MKE manufactures HDDG's drives in Japan, Singapore, and Ireland. If MKE were unable to satisfy HDDG's production requirements, HDDG would not have an alternative source to meet the demand for its products without substantial delay and disruption to its operations.

       Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not expect SFAS No. 133 to have a material effect on HDDG's financial position or results of operations. Implementation of this standard has recently been delayed by the FASB for a 12-month period. HDDG is required to adopt SFAS 133 in fiscal year 2002.

       Revenue Recognition and Financial Statements. In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarized certain of the SEC's

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 will be effective for Quantum in the first quarter of fiscal year 2001. HDDG is reviewing the requirements of SAB 101 and currently believes that its revenue recognition policy is consistent with the guidance of SAB 101.

       Certain Transactions Involving Stock Compensation. In March 2000, FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." FIN 44 clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management does not expect the application of FIN 44 to have a material impact on HDDG's financial position or results of operations.

Note 2 Financial Instruments

Available-For-Sale Securities

       Quantum's cash and cash equivalents, including certain available-for-sale securities, are allocated between the Hard Disk Drive group and the DLT & Storage Systems group. The following is a summary of Quantum's consolidated available-for-sale securities, all of which are classified as cash equivalents and marketable securities:

                                                March 31, 1999             March 31, 2000
                                           -----------------------     -----------------------
                                           Amortized       Fair        Amortized        Fair
                                              Cost         Value          Cost          Value
                                           ---------      --------     ---------      --------
                                                            (In thousands)
   Certificates of deposit ..............   $499,400      $499,400      $590,171      $590,171
   Money market funds ...................    125,200       125,200       131,900       131,900
   Corporate commercial paper and bank
    notes ...............................     58,484        58,486       128,222       128,246
   U.S. Treasury securities and
    obligations of U.S. government
    agencies ............................    100,589       100,589        28,952        28,962
   Equity investments ...................         --            --             8        30,048
   Other ................................      5,121         5,121        14,500        14,500
                                            --------      --------      --------      --------
                                            $788,794      $788,796      $893,753      $923,827
                                            ========      ========      ========      ========
   Included in cash and cash
    equivalents .........................   $764,368      $764,368      $891,713      $891,747
   Included in marketable securities ....     24,426        24,428         2,040        32,080
                                            --------      --------      --------      --------
                                            $788,794      $788,796      $893,753      $923,827
                                            ========      ========      ========      ========

       The difference between the amortized cost of available-for-sale securities and fair value was immaterial at March 31, 1999. At March 31, 2000, unrealized gains on available-for-sale securities were recorded, net of tax, as a component of accumulated other comprehensive income within Quantum's stockholders' equity. The estimated fair value of available-for-sale securities is based on market quotations. There were no sales of available- for-sale securities in fiscal years 1999 or 2000. At March 31,

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

2000, the average available-for-sale portfolio duration was approximately 15 days for debt securities, and no security had a maturity longer than one year.

Derivative Financial Instruments

       Foreign Exchange--Asset and Liability Management. During the periods covered by the financial statements, Quantum utilized foreign currency forward exchange contracts to manage the effects of foreign currency remeasurement arising from certain assets and liabilities denominated in a foreign currency. The gains and losses from market rate changes on these contracts, which are intended to offset the losses and gains on certain foreign currency denominated assets and liabilities, are recorded monthly in other income.

       The following is a summary of foreign currency forward contracts held for asset and liability management purposes:

                                                    March 31,
                                         -----------------------------
                                              1999             2000
                                         --------------     ----------
                                            (In millions, except for
                                                  forward rates)
   Currency to be sold ...............              Yen            Yen
   Maturity dates ....................   April-May 1999     April 2000
   Foreign currency notional amount ..        2,900 yen        650 yen
   Weighted average forward rate .....           119.06         109.88
   U.S. dollar notional amount .......          $  24.4        $   5.9
   U.S. dollar equivalent ............          $  24.5        $   6.2
   Fair value ........................          $  (0.1)       $  (0.3)

                                         March 31, 1999                    March 31, 2000
                             ----------------------------------------------------------------
                                          (In millions, except for forward rates)
   Currency to be
    purchased..............        Swiss Franc        Swiss Franc         Yen      Irish Punt
   Maturity dates..........         April 1999         April 1999  April 2000      April 2000
   Foreign currency
    notional amount........  22.0 Swiss Francs  42.7 Swiss Francs     400 yen  7.6 Irish Punt
   Weighted average forward
    rate...................               1.49               1.65       104.7            1.23
   U.S. dollar notional
    amount.................              $14.8              $25.9       $ 3.8           $ 9.3
   U.S. dollar equivalent..              $14.8              $25.8       $ 3.8           $ 9.3
   Fair value..............              $ --               $(0.1)      $ --            $ --

       The fair values for foreign currency forward contracts represent the difference between the contracted forward rate and the quoted fair value of the underlying Yen, Swiss Francs and Irish Punt at the balance sheet dates. Quantum generally does not require collateral from the counterparties to foreign currency forward contracts.

Carrying Amount and Fair Values of Financial Instruments

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

       The estimated fair value of Quantum's borrowings (pooled debt) are summarized as follows:

                                                   March 31,
                                     -------------------------------------
                                            1999               2000
                                     -----------------   -----------------
                                     Carrying    Fair    Carrying    Fair
                                      Amount     Value    Amount     Value
                                     --------   ------   --------   ------
   Convertible subordinated debt ..   $287.5    $254.6    $287.5    $227.1
   Revolving credit line ..........     18.0      18.0        --        --
   Mortgage loan ..................     40.0      40.8      38.9      39.0

       The fair values for the convertible subordinated debt were based on the quoted market price at the balance sheet dates. Fair value for the revolving credit agreement approximated its carrying amount, since interest rates on these borrowings are adjusted periodically to reflect market interest rates. The fair values of the mortgage loan were based on the estimated present value of the remaining payments, utilizing risk-adjusted market interest rates of similar instruments at the balance sheet dates.

Note 3 Inventories

       Inventories consisted of:

                                                               March 31,
                                                       -------------------------
                                                          1999            2000
                                                       ---------       ---------
                                                            (In thousands)
   Materials and purchased parts ...................   $   2,204       $   7,387
   Work in process .................................       5,337           5,299
   Finished goods ..................................     139,943         109,661
                                                       ---------       ---------
                                                       $ 147,524       $ 122,347
                                                       =========       =========

Note 4 Property, Plant and Equipment

       Property, plant, and equipment consisted of:

                                                               March 31,
                                                       -------------------------
                                                          1999            2000
                                                       ---------       ---------
                                                            (In thousands)
   Machinery and equipment ..........................  $ 282,872       $ 253,986
   Furniture and fixtures ...........................     25,774          28,483
   Buildings and leasehold improvements .............    123,319          90,470
   Land .............................................      3,828           4,283
                                                       ---------       ---------
                                                         435,793         377,222
   Less accumulated depreciation and amortization ...   (236,987)       (218,674)
                                                       ---------       ---------
                                                       $ 198,806       $ 158,548
                                                       =========       =========

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Note 5 Special Charge

       During the second quarter of fiscal year 2000, HDDG recorded a special charge of $59.4 million. The charge reflected HDDG's strategy to modify the hard disk drive business to more closely align product development and the business' operating model with the requirements of the rapidly growing low- cost PC market. The special charge was associated primarily with the streamlining of HDDG's logistics model in order to create a faster and more flexible fulfillment system, changes in the customer service strategy and consolidation of certain product development programs.

       The special charge consisted of $26.4 million related to facilities costs, $13.2 million in asset write-offs related to the streamlining of the global logistics model and change in customer service strategy, $7.8 million in severance and benefits for terminated employees, and approximately $12 million in other costs associated with the plan.

       The facilities costs noted above include lease payments on facilities to be vacated in and around Milpitas, California and Singapore, the write-off of related leasehold improvements, and other maintenance expenses associated with the vacated facilities. HDDG expects that the affected facilities will be vacated by the end of the second quarter of fiscal year 2001.

       In connection with the charge, HDDG currently expects a workforce reduction of approximately 600 employees. In addition, approximately 100 open requisitions and budgeted positions have been eliminated. The reduction in force primarily affects employees at HDDG's drive configuration centers and warehouses in Milpitas, California and Dundalk, Ireland and employees within the desktop drive business. As of March 31, 2000, 322 of the 600 employees had been terminated. HDDG anticipates that the remaining employees will be terminated by the end of the second quarter of fiscal year 2001.

       Subsequent to the end of the second quarter fiscal year 2000, HDDG revised its estimate of costs required to implement the restructuring plan. HDDG currently estimates that severance and benefits, inventory and other costs, which include the disposition of additional capital assets, will be more than previously estimated as a result of the planned changes in the customer service strategy. HDDG also estimates that costs associated with vacating leased facilities will be less than previously estimated as a result of vacating a major facility earlier than previously expected. Accordingly, HDDG has reallocated amounts between these categories.

       As of March 31, 2000, HDDG had incurred $7 million in cash expenditures associated with employee severance and benefits, facilities and other costs. HDDG expects to incur additional cash expenditures associated with the plan of approximately $19 million, which it will fund from operations.

       The following table summarizes activity related to the special charge at March 31, 2000:

                              Severance
                                 And        Facilities                      Other
                               Benefits       Costs         Inventory       Costs          Total
                              ---------      ---------      ---------      --------       --------
                                                          (In thousands)
Special charge provision ...   $ 7,833       $ 26,359       $ 13,214       $ 12,000       $ 59,406
Cash Payments ..............    (3,906)        (1,394)            --         (1,663)        (6,963)
Non-cash charges ...........        --         (5,646)       (15,588)        (8,800)       (30,034)
Adjustments ................     1,166         (7,852)         2,374          4,312             --
                               -------       --------       --------       --------       --------
Balance at March 31, 2000 ..   $ 5,093       $ 11,467       $     --       $  5,849       $ 22,409
                               =======       ========       ========       ========       ========

Note 6 Loss from Investee

       On May 16, 1997, the Hard Disk Drive group sold a controlling interest in its recording heads operations to MKE, thereby forming a recording heads joint venture with MKE, MKE-Quantum Components LLC ("MKQC"). The operations were involved in the research, development, and manufacture of MR recording heads used in HDDG's hard disk drive products manufactured by MKE.

       HDDG contributed recording heads assets and operations, and leased certain premises to MKQC. The recording heads assets that Quantum contributed to MKQC consisted of inventory, equipment, accounts receivable, and intangibles, which aggregated $211 million. MKQC assumed $51 million of debt payable to Quantum and assumed $24 million of third-party liabilities. MKE paid Quantum $94 million and contributed $110 million to MKQC in exchange for a 51% majority ownership interest in MKQC. Quantum retained a 49% minority ownership interest in MKQC. Quantum employees who were involved in the recording heads operations became employees of MKQC.

       MKE and Quantum shared pro rata in MKQC's results of operations and agreed to share pro rata in any capital funding requirements.

       Subsequent to May 16, 1997, HDDG accounted for its 49% interest in MKQC using the equity method of accounting. The results of HDDG's involvement in recording heads through May 15, 1997, were combined.

       Quantum provided support services to MKQC. The support services were mainly finance, human resources, legal, and computer support. MKQC reimbursed Quantum for the estimated cost of the services.

Summarized Financial Information

       The following is summarized financial information for MKQC:

                                                                 Period from
                                                                May 16, 1997,
                                                                 to March 31,
                                                                     1998
                                                                -------------
                                                                (In thousands)
   Revenue .............................................           $ 165,775
   Gross profit (loss) .................................             (43,677)
   Loss from operations ................................            (131,693)
   Net loss ............................................            (134,816)

       On October 28, 1998, Quantum and MKE agreed to dissolve MKQC because MKQC had not been able to produce MR recording heads on a cost-effective basis. In connection with the dissolution, MKE has taken control and ownership of MKQC's manufacturing operations in Batam, Indonesia; MKQC's domestic operations have ceased; and its domestic assets are in liquidation. In the third quarter of fiscal year 1999, the HDDG recorded a $101 million loss from investee which includes a write-off of HDDG's investment in MKQC; a write-down of HDDG's interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by MKQC; warranty costs resulting from MR recording heads manufactured by MKQC; and HDDG's 49% pro rata share in funding MKQC's repayment of its obligations, primarily bank debt, accounts payable, and other liabilities through June 1999 when the liquidation of MKQC is expected to be completed.

       MKQC's unaudited net loss for the six months ended September 27, 1998 was $84 million on revenue of $62 million. The Hard Disk Drive group's 49% interest in the net loss was $41 million.

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Note 7 Credit Agreements, Long-Term Debt and Convertible Subordinated Debt

       Quantum's debt includes the following:

                                                                          March 31,
                                                                   -----------------------
                                                                     1999           2000
                                                                   --------       --------
                                                                       (In thousands)
   7% convertible subordinated notes ...........................   $287,500       $287,500
   Revolving credit line, 6.0% average rate, payable
    through June 2000 ..........................................     18,000             --
   Mortgage ....................................................     39,985         38,871
                                                                   --------       --------
                                                                    345,485        326,371
   Less short-term portion of debt .............................      1,024          1,033
                                                                   --------       --------
   Total long-term debt and convertible subordinated
    debt .......................................................   $344,461       $325,338
                                                                   ========       ========
   The DLT & Storage Systems group's portion of Quantum debt:
   Short-term debt .............................................   $    623       $    689
   Long-term debt and convertible subordinated debt,
    excluding current portion ..................................    229,641        216,892
                                                                   --------       --------
     The DLT & Storage Systems group total debt ................   $230,324       $217,581
                                                                   ========       ========
   The Hard Disk Drive group's portion of Quantum debt:
   Short-term debt .............................................   $    341       $    344
   Long-term debt and convertible subordinated debt,
    excluding current portion ..................................    114,820        108,446
                                                                   --------       --------
     The Hard Disk Drive group total debt ......................   $115,161       $108,790
                                                                   ========       ========
   Weighted average interest rate on Quantum's debt at
    period-end .................................................       7.31%          7.37%


       In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At the option of Quantum, borrowings under the revolving credit line bear interest at either the London interbank offered rate plus a margin determined by a total funded debt ratio, or at a base rate, with option periods of one to six months. At March 31, 1999 and March 31, 2000, there was no outstanding balance drawn on this line.

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


       In July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of DSSG common stock and HDDG common stock. The notes are convertible into 6,206,152 shares of DSSG common stock, or 21.587 shares per $1,000 note, and 3,103,076 shares of HDDG common stock, or 10.793 shares per $1,000 note. Quantum has the option to redeem the notes on or after August 1, 1999 and prior to August 1, 2001, under certain conditions related to the price of Quantum's common stocks. Subsequent to August 1, 2001, Quantum may redeem the notes at any time. In the event of certain changes involving all or substantially all of Quantum's common stocks, the holder would have the option to redeem the notes. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all of Quantum's existing and future senior indebtedness.

       In September 1996, Quantum entered into a $42 million mortgage related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years, with monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term. The debt is secured by specified real estate.

       Principal payments required on Quantum's long-term debt outstanding at March 31, 2000, are $1.1 million in fiscal year 2001, $1.2 million in fiscal year 2002, $1.3 million in fiscal year 2003, $1.5 million in fiscal year 2004 and $1.6 million in fiscal year 2005.

       Subsequent to March 31, 2000, Quantum entered into new credit facility agreements as described in Note 17 of the Notes to Combined Financial Statements.

Note 8 Stock Incentive Plans

       As a result of the recapitalization, each outstanding stock option under Quantum's stock option plans was converted into separately exercisable options to acquire one-half of a share of Hard Disk Drive group stock and one share of DLT & Storage Systems group stock. The exercise price for the resulting HDDG stock options and DSSG stock options was calculated by multiplying the exercise price under the original options by a fraction, the numerator of which was the opening price of HDDG stock or DSSG stock on August 4, 1999 (the date such stocks were first traded on the New York Stock Exchange) and the denominator of which was the sum of these HDDG stock and DSSG stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same upon conversion.

       Long-Term Incentive Plan. Quantum has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance awards (collectively referred to as "options") to employees, consultants, officers and affiliates of Quantum. The Plan has available and reserved for future issuance 11.3 million shares and 23.6 million shares of HDDG stock and DSSG stock, respectively, and allows for an annual increase in the number of shares available for issuance, subject to a limitation. Available for grant as of

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

March 31, 2000, were 1.1 million shares of HDDG stock and 4.1 million shares of DSSG stock. Options under the Plan expire no later than ten years from the grant date and generally vest over four years. Restricted stock granted under the Plan generally vests over two to three years. Compensation expense of $1,060,000, $1,070,000, and $985,000 was recorded by HDDG in fiscal years 1998, 1999 and 2000, respectively, on restricted stock options granted pursuant to stock purchase rights under the Plan. In fiscal years 1998, 1999 and 2000, Quantum granted 65,500 shares, 157,200 shares, and 99,800 shares, respectively, of Quantum Corporation restricted stock under the Plan at an exercise price of $.01 per share. Additionally, 155,800 shares of HDDG and 321,600 shares of DSSG restricted stock restricted stock were granted during fiscal year 2000 at an exercise price of $.01 per share.

       Supplemental Plan. Quantum has a Supplemental Stock Plan (the "SSP") that provides for the issuance of stock options and stock purchase rights (collectively referred to as "options") to employees and consultants of Quantum. The SSP has available and reserved for future issuance 5.7 million shares and
9.7 million shares of HDDG stock and DSSG group stock, respectively. Options under the SSP generally vest over two to four years and expire ten years after the grant date. At March 31, 2000, options with respect to 853,000 shares of HDDG stock and 1.8 million shares of DSSG stock were available for grant. Restricted stock granted under the SSP generally vests over two to three years. In fiscal year 2000, compensation expense of $1,423,000 related to restricted stock granted was recorded by the Hard Disk Drive group pursuant to stock purchase rights under the SSP. In fiscal year 2000, 1.5 million of HDDG restricted stock and 3.0 million shares of DSSG restricted stock were granted under the SSP at an exercise price of $.01 per share.

       Stock Option Plans. Quantum has Stock Option Plans (the "Plans") under which 2.0 million shares and 4.3 million shares of HDDG stock and DSSG stock, respectively, were reserved for future issuance at March 31, 2000 to employees, officers and directors of Quantum. Options under the Plans are granted at prices determined by the Board of Directors, but at not less than the fair market value, and accordingly no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years. At March 31, 2000, options with respect to 189,000 shares and 377,500 shares of HDDG stock and DSSG stock, respectively, were available for grant.

       Stock Option Summary Information. A summary of activity relating to the Long-Term Incentive Plan, the Supplemental Plan and the Stock Option Plans follows:

                                                                    Year Ended March 31,
                               -----------------------------------------------------------------------------------------
                                        1998                   1999                             2000
                               --------------------   --------------------   -------------------------------------------
                                                                                 Period from             Period from
                                                                               April 1, 1999 to       August 4, 1999 to
                                                                                August 3, 1999         March 31, 2000
                                                                             --------------------   --------------------
                                      Quantum                Quantum               Quantum               Hard Disk
                                    Corporation            Corporation           Corporation            Drive Group
                               --------------------   --------------------   --------------------   --------------------
                                           Weighted-              Weighted-              Weighted-              Weighted-
                                             Avg.                   Avg.                   Avg.                   Avg.
                               Shares      Exercise   Shares      Exercise   Shares      Exercise   Shares      Exercise
                               (000s)       Price     (000s)       Price     (000s)       Price     (000s)       Price
                               ------      --------   ------      --------   ------      --------   ------      --------
Outstanding at beginning
 of period ................    16,354       $ 7.52    17,005       $12.09    23,376       $14.68    13,206       $4.80
Granted ...................     6,163       $19.80    10,781       $21.51     4,719       $18.91     7,430       $6.19
Canceled ..................      (718)      $14.11    (1,880)      $22.63      (585)      $18.56    (1,789)      $6.39
Exercised .................    (4,794)      $ 6.10    (2,530)      $ 7.23    (1,098)      $ 8.87    (1,961)      $3.06
                               ------                 ------                 ------                 ------
Outstanding at end of
 period ...................    17,005       $12.09    23,376       $14.68    26,412       $15.58    16,886       $5.37
                               ======                 ======                 ======                 ======
Exercisable at end of
 period ...................     8,332       $ 8.84    11,786       $10.65    13,037       $11.95     6,407       $4.23
                               ======                 ======                 ======                 ======

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)



       The exercise prices for options outstanding at March 31, 2000 range from $0.01 to $11.06 for HDDG stock. Compensation expense of $352,000, $729,000, and $93,000 was recorded by HDDG in fiscal years 1998, 1999 and 2000, respectively, in connection with accelerated vesting of Quantum and HDDG stock options under the Plans.

       The following tables summarize information about HDDG options outstanding and exercisable at March 31, 2000:

Hard Disk Drive Group

                                               Outstanding Options
                                --------------------------------------------------
                                    Shares
                                Outstanding at  Weighted-Average
                                March 31, 2000     Remaining      Weighted-Average
   Range of Exercise Prices         (000s)      Contractual Life   Exercise Price
   ------------------------     --------------  ----------------  ----------------
    $0.01-$ 3.21..............       4,469           4.18             $1.33
    $3.22-$ 5.85..............       2,524           6.98             $4.96
    $5.86-$11.06..............       9,893           8.14             $7.30
                                    ------
                                    16,886           6.92             $5.37
                                    ======

Options Exercisable

                                                        -------------------------
                                                            Shares      Weighted-
                                                        Outstanding at   Average
                                                        March 31, 2000  Exercise
   Range of Exercise Prices                                 (000s)        Price
   ------------------------                             --------------  ---------
     $0.01-$ 3.21......................................      2,752        $2.02
     $3.22-$ 5.85......................................      1,769        $4.82
     $5.86-$11.06......................................      1,885        $6.90
                                                             -----
                                                             6,407        $4.23
                                                             =====

       Expiration dates ranged from April 27, 2000 to February 11, 2011 for HDDG's options outstanding at March 31, 2000. Prices for options exercised during the three-year period ended March 31, 2000, were as follows:

                                                         Period       Price range
                                                     --------------   ------------
   Quantum Corporation.............................. 4/1/97-8/3/99    $0.01-$23.94
   Hard Disk Drive Group............................ 8/4/99-3/31/00   $0.01-$ 8.00

       Proceeds received by Quantum and HDDG from exercises are credited to common stock and capital in excess of par value.

       Completing the acquisition of Meridian in September 1999 included the conversion of outstanding Meridian stock options into options to purchase 315,000 shares of HDDG common stock and 630,000 shares of DSSG common stock. These options relate to Quantum's assumption of Meridian's 1985 Director Incentive Stock Plan, 1988 Incentive Stock Plan, 1995 Director Stock Plan and the 1997 Stock Plan, collectively referred to

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

as the "Meridian Plans." Under the terms of the Meridian Plans, employees, directors and consultants received options to purchase shares of Meridian's previously outstanding common stock at prices not less than 100% of the fair value on the date of grant as determined by Meridian's Board of Directors. Options under Meridian Plans vest over a four year period and expire ten years after date of grant or from 30 days to three months after termination of employment. Subsequent to completing the acquisition of Meridian, no additional grants may be made from the Meridian Plans.

       Completing the acquisition of ATL in September 1998 included the conversion of outstanding ATL stock options into options to purchase 1.8 million shares of Quantum common stock, which were converted, as a result of the recapitalization, into 0.9 million shares and 1.8 million shares of HDDG common stock and DSSG common stock, respectively. These options relate to Quantum's assumption of ATL's 1996 Stock Incentive Plan and 1997 Stock Incentive Plan, collectively referred to as the "ATL Plans." Under the terms of the ATL Plans, eligible key employees, directors and consultants received options to purchase shares of ATL's previously outstanding common stock at prices not less than 100% for incentive stock options and not less than 85% for nonqualified stock options of the fair value on the date of grant as determined by ATL's Board of Directors. Options under ATL Plans vest over a three year period and expire ten years after date of grant or 90 days after termination of employment. Subsequent to completing the acquisition of ATL, no additional grants may be made from the ATL Plans.

       Stock Purchase Plan. Quantum has an employee stock purchase plan (the "Purchase Plan") that allows for the purchase of stock at 85% of fair market value at the date of grant or the exercise date, whichever value is less. The Purchase Plan is qualified under Section 423 of the Internal Revenue Code. Of the 12.4 million HDDG shares and 24.8 million DSSG shares authorized to be issued under the plan, 698,000 shares and 1,394,000 shares, respectively, were available for issuance at March 31, 2000. Employees purchased 3,454,000 shares, 2,555,000 shares, and 829,000 shares of Quantum Corporation common stock under the Purchase Plan in fiscal years 1998, 1999, and 2000, respectively. Additionally, employees purchased 571,000 shares of HDDG and 1,145,000 shares of DSSG stock during fiscal year 2000. The weighted average exercise price of Quantum Corporation stock purchased under the Purchase Plan was $6.22, $9.41, and $16.16 in fiscal years 1998, 1999, and 2000, respectively. The weighted average exercise price of HDDG stock purchased under the Purchase Plan was $5.03 in fiscal year 2000.

       Pro forma information. Quantum adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal year 1997. Quantum has elected to continue to account for its stock-based compensation plans under APB Opinion No. 25 and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and the employee stock purchase plans as all options have been issued at fair market value.

       Pro forma net income and earnings per share information, as required by SFAS No. 123, have been determined as if Quantum had accounted for its employee stock options (including shares issued under the Long-Term Incentive Plan, Supplemental Plan, Stock Option Plans, and the Stock Purchase Plan, collectively called "options") granted subsequent to March 31, 1995, under the fair value method of that statement.

       The fair value of options granted in fiscal years 1998, 1999 and 2000 reported below have been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Quantum Corporation

                                       Long-Term Incentive
                                        Plan, Supplemental
                                          Plan And Stock
                                           Option Plans     Stock Purchase Plan
                                       -------------------- --------------------
                                       Fiscal Fiscal Fiscal Fiscal Fiscal Fiscal
                                        1998   1999   2000   1998   1999   2000
                                       ------ ------ ------ ------ ------ ------
   Option life (in years).............  2.9    3.1    2.8    1.6    1.4    1.1
   Risk-free interest rate............  6.25%  5.52%  5.19%  6.13%  5.85%  5.57%
   Stock price volatility.............   .56    .61    .65    .53    .56    .62
   Dividend yield.....................   --     --     --     --     --     --

Hard Disk Drive Group

                                       Long-Term Incentive
                                        Plan, Supplemental
                                             Plan And
                                        Stock Option Plans  Stock Purchase Plan
                                       -------------------- --------------------
                                       Fiscal Fiscal Fiscal Fiscal Fiscal Fiscal
                                        1998   1999   2000   1998   1999   2000
                                       ------ ------ ------ ------ ------ ------
   Option life (in years).............   --     --    3.5     --     --    1.51
   Risk-free interest rate............   --     --    6.27%   --     --    5.57%
   Stock price volatility.............   --     --     .68    --     --     .63
   Dividend yield.....................   --     --     --     --     --     --

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Quantum and HDDG options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of the options.

       The following is a summary of weighted-average grant date fair values:

Quantum Corporation

                                                           Weighted-Average
                                                           Grant Date Fair
                                                                Value
                                                         --------------------
                                                         Fiscal Fiscal Fiscal
                                                          1998   1999   2000
                                                         ------ ------ ------
   Options granted under the Long-Term Incentive Plan,
    Supplemental Plan and Stock Option Plans............ $ 8.39 $ 9.86 $ 8.55
   Restricted stock granted under the Long-Term
    Incentive Plan and Supplemental Plan................ $23.68 $22.40 $18.99
   Shares granted under the Stock Purchase Plan......... $ 3.56 $ 4.86 $ 7.85

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Hard Disk Drive Group

                                                             Weighted-Average
                                                                Grant Date
                                                                Fair Value
                                                             ----------------
                                                               Fiscal 2000
                                                             ----------------
   Options granted under the Long-Term Incentive Plan,
    Supplemental Plan and Stock Option Plans................      $4.16
   Restricted stock granted under the Long-Term Incentive
    Plan and Supplemental Plan..............................      $7.98
   Shares granted under the Stock Purchase Plan.............      $2.73

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. Quantum's and HDDG's pro forma net income (loss) and net income (loss) per share follows:

Quantum Corporation

                                                                      Period from
                                                   Year Ended March     April 1,
                                                          31,           1999, to
                                                  ------------------   August 3,
                                                    1998      1999       1999
                                                  --------  --------  -----------
   Net income (loss) (in thousands).............. $139,907  $(83,964)  $(32,227)
                                                  ========  ========   ========
   Net income (loss) per share:
     Basic....................................... $   1.03  $  (0.52)  $  (0.19)
                                                  ========  ========   ========
     Diluted..................................... $   0.88  $  (0.52)  $  (0.19)
                                                  ========  ========   ========


Hard Disk Drive Group

                                                                    Period from
                                                                     August 4,
                                                                     1999, to
                                                                     March 31,
                                                                       2000
                                                                    -----------
   Net loss (in thousands).........................................  $(35,678)
                                                                     ========
   Net loss per share:
     Basic.........................................................  $  (0.43)
                                                                     ========
     Diluted.......................................................  $  (0.43)
                                                                     ========

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

       Since HDDG stock was not part of the capital structure of Quantum prior to the recapitalization on August 3, 1999 and no HDDG stock options were outstanding prior to this date, pro forma information for HDDG for fiscal years 1999 and 1998 is omitted. Accordingly, the pro forma effect of HDDG stock options is not representative of what the effect will be in future years.

       As SFAS No. 123 is applicable only to options granted subsequent to March 31, 1995, its pro forma effect will not be fully reflected until fiscal year 2001.

Note 9 Common Stock and Stockholder Rights Agreement

       The number of authorized shares of common stock is 1,600,000,000, of which 1,000,000,000 shares are authorized for DSSG common stock and 600,000,000 shares are authorized for HDDG common stock. The number of authorized shares of preferred stock is 20,000,000.

       Quantum has a stockholder rights agreement (the "Rights Plan") that provides existing stockholders with the right to purchase preferred stock in the event of certain changes in Quantum's ownership. Specifically, existing DSSG stockholders will have the right to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock for each share of DSSG common stock held, or, under certain circumstances, shares of DSSG common stock with a market value twice the exercise price of such right and existing HDDG stockholders will have the right to purchase one one-thousandth of a share of Series C Junior Participating Preferred Stock for each share of HDDG common stock held or, under certain circumstances, shares of HDDG common stock with a market value twice the exercise price of such right. The purchase price in either case is determined by the board of directors, subject to adjustment. Subject to certain exceptions, these rights may be exercised the tenth day after any person or group becomes the beneficial owner (or makes an offer that would result in such beneficial ownership) of 20% or more of the outstanding DSSG common stock or HDDG common stock. If such change in beneficial ownership is combined with a merger of Quantum or a sale of more than 50% of the assets of Quantum, then the existing stockholders have the right to purchase, for the exercise price, a number of shares of common stock in the surviving entity having a market value of twice the exercise price of such right. The Rights Plan may serve as a deterrent to takeover tactics that are not in the best interests of stockholders. There are 1,600,000 preferred shares reserved for issuance under the Rights Plan.

                             HARD DISK DRIVE GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Note 10 Earnings Per Share

       As a result of the recapitalization, net loss per share for HDDG has been calculated based on the group's net loss from August 4, 1999 through March 31, 2000. It was not calculated on a group basis for periods prior to the recapitalization because HDDG stock was not part of Quantum's capital structure at that time.

       The following table sets forth the computation of basic and diluted net loss per share for HDDG after the recapitalization date:

                                                                 Period from
                                                               August 4, 1999,
                                                                     to
                                                               March 31, 2000
                                                               ---------------
                                                               (In thousands,
                                                                 except per
                                                                 share data)
   Numerator:
   Numerator for basic and diluted net loss per share--loss
    available to common stockholders..........................    $(27,549)
                                                                  ========
   Denominator:
   Denominator for basic and diluted net loss per share--
    weighted average shares...................................      83,018
                                                                  --------
     Basic and diluted net loss per share.....................    $  (0.33)
                                                                  ========


       The computation of diluted net loss per share for HDDG in the period August 4, 1999 through March 31, 2000, excluded the effect of the 7% convertible subordinated notes issued in July 1997, which are convertible into 3,103,076 shares of HDDG common stock, or 10.793 shares per $1,000 note, because the effect would have been antidilutive.

       Options to purchase 16,885,729 shares of HDDG common stock were outstanding at March 31, 2000. However, the corresponding weighted average outstanding options were not included in the computation of diluted net loss per share for HDDG for the period August 4, 1999 through March 31, 2000, because the effect would have been antidilutive.

Note 11 Savings and Investment Plan

       Substantially all of the regular domestic employees are eligible to make

                             HARD DISK DRIVE GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

contributions to Quantum's 401(k) savings and investment plan. Quantum matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan. Quantum contributions were $6 million, $7 million and $9 million, in fiscal years 1998, 1999 and 2000, respectively.

Note 12 Income Taxes

       The Hard Disk Drive group income tax benefit consists of the following:

                                              Year Ended March 31,
                                    ----------------------------------------
                                       1998            1999           2000
                                    ---------       ---------       --------
                                                 (In thousands)
   Federal:
     Current ....................   $(106,585)      $(125,940)      $(80,020)
     Deferred ...................      21,029          20,682         (8,059)
                                    ---------       ---------       --------
                                      (85,556)       (105,258)       (88,079)
                                    ---------       ---------       --------
   State:
     Current ....................      (8,591)        (23,574)       (13,933)
     Deferred ...................     (15,098)          2,344         (1,475)
                                    ---------       ---------       --------
                                      (23,689)        (21,230)       (15,408)
                                    ---------       ---------       --------
   Foreign:
     Current ....................      26,857          18,021         37,391
     Deferred ...................        (593)         (3,510)        (7,315)
                                    ---------       ---------       --------
                                       26,264          14,511         30,076
                                    ---------       ---------       --------
     Income tax benefit .........   $ (82,981)      $(111,977)      $(73,411)
                                    =========       =========       ========

       The tax benefits associated with nonqualified stock options, disqualifying dispositions of incentive stock options, and employee stock purchase plan shares increase refundable taxes as shown above by $7 million, $6 million, and $5 million in fiscal years 1998, 1999 and 2000, respectively. Such benefits are credited to group equity when realized.

       The Hard Disk Drive group's income tax provision differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes as follows:

                                                            Year Ended March 31,
                                                  ----------------------------------------
                                                     1998            1999           2000
                                                  ---------       ---------       --------
                                                                (In thousands)
   Tax benefit at federal statutory rate ......   $ (47,544)      $ (92,576)      $(62,362)
   State income tax benefit, net of federal
    effect ....................................     (15,398)        (13,800)       (10,015)
   Research and development credit ............      (5,990)         (1,631)        (3,298)
   Foreign earnings taxed at rates different
    than U.S. rates ...........................     (15,813)         (5,004)            --
   Other items ................................       1,764           1,034          2,264
                                                  ---------       ---------       --------
                                                  $ (82,981)      $(111,977)      $(73,411)
                                                  =========       =========       ========

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)



       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

       Significant components of deferred tax assets and liabilities are as follows:

                                                                Year Ended March 31,
                                                             -------------------------
                                                                1999            2000
                                                             ---------       ---------
                                                                   (In thousands)
   Deferred tax assets:
     Inventory valuation methods .........................   $  23,677       $  18,043
     Accrued warranty expense ............................      18,752          14,251
     Allowance for doubtful accounts .....................       2,433           4,682
     Distribution reserves ...............................       6,785          14,909
     Restructuring and special charges ...................       4,331          14,538
     Net operating loss and credit carryforwards .........          --          18,139
     Other accruals and reserves not currently
      deductible for tax purposes ........................      29,099          14,414
     Depreciation methods ................................      41,699          59,990
     Amortization methods ................................      30,207          28,091
                                                             ---------       ---------
                                                               156,983         187,057
                                                             ---------       ---------
   Deferred tax liabilities:
     Foreign inventory valuation methods .................     (13,810)         (6,495)
     Tax on un-remitted foreign earnings net of foreign
      tax credits and foreign deferred taxes .............     (97,817)       (130,671)
     Other ...............................................     (13,234)        (12,936)
                                                             ---------       ---------
                                                              (124,861)       (150,102)
                                                             ---------       ---------
       Net deferred tax asset ............................   $  32,122       $  36,955
                                                             =========       =========

       HDDG's pretax income from foreign operations was $139 million, $120 million, and $220 million for the fiscal years ended March 31, 1998, 1999, and 2000, respectively. U.S. taxes have not been provided for unremitted foreign earnings of $357 million. The residual U.S. tax liability, if such amounts were remitted, would be approximately $78 million.

       As of March 31, 2000, HDDG has net operating loss carryforwards of $7 million and credit carryforwards of $16 million. These carryforwards expire in varying amounts between fiscal years 2013 and 2019.

       Quantum's federal income tax returns have been examined by the Internal Revenue Service ("IRS") for all years through 1993. All issues have been resolved with no material effect, and the IRS has closed those years. Quantum's federal tax returns for the years 1994-1996 are presently under examination by the IRS. Management believes sufficient accruals have been provided in prior years for any adjustments that may result for the years under examination.

Note 13 Litigation

       On August 7, 1998, Quantum was named as one of several defendants in a patent infringement lawsuit filed in the U.S. District Court for the Northern District of Illinois, Eastern Division. The plaintiff, Papst Licensing GmbH, owns at least 24 U.S. patents which it asserts that Quantum has infringed. Quantum has studied these patents and believes that defenses of patent invalidity and non-infringement can be asserted.

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

However, Quantum has not completed a full study of all the patents asserted by Papst and there can be no assurance that Quantum has not infringed these or other patents owned by Papst. Recently, on Papst's motion, the case was transferred to a federal district court in New Orleans, Louisiana, where it has been joined with suits brought against Papst by Hewlett-Packard and Minebea Company, Ltd. for the purposes of coordinated discovery under multi-district litigation rules. Hewlett-Packard recently settled its dispute with Papst and has been withdrawn from the litigation. To date, discovery has not begun to any significant extent. Quantum does not believe that the transfer will affect the final disposition of this matter in a significant way. The final results of this litigation, as with any litigation, are uncertain. In addition, the costs of engaging in litigation with Papst will be substantial.

       Quantum is also subject to other legal proceedings and claims that arise in the ordinary course of its business. For example, Discovision Associates has brought patents they hold to Quantum's attention. While management currently believes the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations, or liquidity of Quantum, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material to Quantum.

Note 14 Commitments

       Quantum leases certain facilities for HDDG's use under non-cancelable operating lease agreements for periods of up to 15 years. Some of the leases have renewal options ranging from one to ten years and contain provisions for maintenance, taxes, or insurance.

       HDDG's rent expense was $21 million for the fiscal year ended March 31, 1998 and $22 million for the fiscal years ended March 31, 1999 and 2000.

       Future minimum lease payments under operating leases are as follows:

                                                                  (In thousands)
                                                                  -------------
   Year ended March 31,
     2001........................................................   $ 21,112
     2002........................................................     20,912
     2003........................................................     20,211
     2004........................................................     16,984
     2005........................................................     14,438
     Thereafter..................................................    107,333
                                                                    --------
       Total future minimum lease payments.......................   $200,990
                                                                    ========

Note 15 Business Units and Geographic Information

       The Hard Disk Drive group currently has two primary product lines, desktop hard disk drives and high-end hard disk drives. HDDG has two separate business units that support these two product lines. In addition, through May 15, 1997, recording heads were manufactured by HDDG and were used only in HDDG's hard disk drives.

       The desktop business unit designs, develops and markets desktop hard disk drives designed to meet the storage requirements of entry-level to high-end desktop personal computers in home and business environments. The high-end business unit designs, develops and markets high-end hard disk drives designed to meet the storage requirements of network servers, workstations and storage subsystems. In the future,

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

the two HDDG business units may become a single business unit as their markets begin to merge and be reported on a combined basis.

       HDDG's recording heads business through May 15, 1997 was reported in HDDG's combined operations. Effective May 16, 1997, MKE acquired a 51% interest in HDDG's recording heads business which became part of a joint venture with MKE. HDDG accounted for its 49% interest in the joint venture using the equity method. On October 28, 1998, the joint venture was dissolved and a charge was recorded to write-off assets and recognize obligations related to the dissolution. For more information on the loss from investee see Note 6 of the Notes to Combined Financial Statements.

                                                                        At or For the
                                                                     Year Ended March 31,
                                                             -----------------------------------
                                                              1998          1999          2000
                                                             -------       -------       -------
                                                                        (in millions)
Business unit:
  Desktop
    Revenue ..............................................   $ 3,981       $ 3,079       $ 2,785
    Gross profit .........................................       453           232           129
    Unit operating profit (loss) .........................       184           (49)         (155)
    Inventory and property, plant and equipment, net of
     accumulated depreciation ............................       320           294           205
    Expenditures for long-lived assets ...................        89            64            37
  High-end
    Revenue ..............................................       634           520           527
    Gross profit (loss) ..................................       (81)           59           101
    Unit operating loss ..................................      (250)          (83)          (36)
    Inventory and property, plant and equipment, net of
     accumulated depreciation ............................       120            52            76
    Expenditures for long-lived assets ...................        40            18            13
  Recording heads
    Unit operating loss ..................................        (9)           --            --
    Loss from investee ...................................       (66)         (142)           --
    Inventory and property, plant and equipment, net of
     accumulated depreciation ............................        --            --            --
    Expenditures for long-lived assets ...................        --            --            --

                                                                     Year Ended March 31,
                                                             -----------------------------------
                                                              1998          1999          2000
                                                             -------       -------       -------
                                                                        (in millions)
Loss reconciliation:
  Total unit operating loss ..............................   $   (74)      $  (132)      $  (191)
  Total loss from investee ...............................       (66)         (142)           --
Unallocated amounts:
  Interest and other income ..............................         4            10            13
                                                             -------       -------       -------
    Loss before income taxes .............................   $  (136)      $  (264)      $  (178)
                                                             =======       =======       =======

                             HARD DISK DRIVE GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                                                                           March 31,
                                                                      ------------------
                                                                       1999        2000
                                                                      ------      ------
                                                                         (in millions)
Assets reconciliation:
  Total unit inventory and property, plant and equipment, net of
   accumulated depreciation .......................................   $  346      $  281
  Cash and cash equivalents .......................................      500         582
  Marketable securities ...........................................       24          30
  Accounts receivable, net of allowance for doubtful accounts .....      392         395
  Due from the DLT & Storage Systems group ........................       --          30
  Deferred taxes ..................................................       72          79
  Other current assets ............................................       97          58
  Intangible assets, less accumulated amortization ................        5           2
  Other assets ....................................................       34          21
                                                                      ------      ------
    Total combined assets .........................................   $1,470      $1,478
                                                                      ======      ======


       Recording heads produced by the recording heads business were transferred to MKE and used in the manufacture of hard disk drives for HDDG. The value at which the recording heads were transferred was recorded as an offset to cost of sales by HDDG.

       Property plant and equipment, net of accumulated depreciation, included equipment related to research and development, testing and configuration of hard disk drives, logistics, customer service, and administration. Cash and cash equivalents, marketable securities, accounts receivable, intersegment receivables, deferred taxes, other current assets, intangible assets and other assets were not allocated to the business units.

Geographic Information

       Revenue and long-lived assets by region are as follows (revenue is attributed to regions based on the location of customers):

                                                  Year Ended March 31,
                             -------------------------------------------------------------
                                   1998                   1999                  2000
                             -----------------     -----------------     -----------------
                                        Long-                 Long-                 Long-
                                        Lived                 Lived                 Lived
                             Revenue    Assets     Revenue    Assets     Revenue    Assets
                             -------    ------     -------    ------     -------    ------
                                                   (In millions)
   United States .........   $2,114      $200      $1,630      $166      $1,470      $132
   Europe ................    1,457        13         993        11         797         7
   Singapore .............      417         3         350         2         344         1
   Rest of Asia Pacific ..      969        21         521        25         630        20
   Latin America .........       75        --         105        --          71        --
                             ------      ----      ------      ----      ------      ----
     Total ...............   $4,615      $237      $3,599      $204      $3,312      $160
                             ======      ====      ======      ====      ======      ====


       One customer accounted for 10% or more of the Hard Disk Drive group's combined revenue in fiscal years 1998, 1999 and 2000. Revenue from this customer represented $626 million, $506 million and $382 million of HDDG's combined revenue in the respective periods. Another customer accounted for 10% of more of combined revenue in fiscal years 1998 and 1999. Revenue from this customer represented $552 million and $375 million of HDDG's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal years 1999 and 2000. Revenue from this customer represented $367 million and $418 million of HDDG's combined revenue in the respective periods.

                              HARD DISK DRIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Note 16 Unaudited Quarterly Combined Financial Data

                                                       Year Ended March 31, 2000
                                     -------------------------------------------------------------
                                     1st Quarter      2nd Quarter      3rd Quarter     4th Quarter
                                     -----------      -----------      -----------     -----------
                                                 (In thousands, except per share data)
   Revenue ........................   $ 752,491       $   768,214       $ 889,024       $ 901,850
   Gross profit (loss) ............      28,269           (34,843)        104,379         132,265
   Net income (loss) ..............     (43,184)          (83,687)          5,150          16,951
   Net income (loss) per
    share:
     Basic ........................          NA             (0.60)           0.06            0.20
     Diluted ......................          NA             (0.60)           0.06            0.20
   Pro forma net loss per share:
     Basic ........................       (0.52)            (1.01)             NA              NA
     Diluted ......................       (0.52)            (1.01)             NA              NA


                                                       Year Ended March 31, 1999
                                     -------------------------------------------------------------
                                     1st Quarter      2nd Quarter      3rd Quarter     4th Quarter
                                     -----------      -----------      -----------     -----------
                                                 (In thousands, except per share data)
   Revenue ........................   $ 847,321       $   874,253       $ 959,086       $ 918,660
   Gross profit ...................      52,699            60,214          77,788         100,718
   Net loss .......................     (40,554)          (34,878)        (75,968)         (1,126)
   Pro forma net loss per
    share:
     Basic ........................       (0.51)            (0.46)          (0.92)          (0.01)
     Diluted ......................       (0.51)            (0.46)          (0.92)          (0.01)

--------
NA = Not applicable

       Pro forma net loss per share for the Hard Disk Drive group assumes the recapitalization occurred at the beginning of the earliest period presented.

       The results of operations for the second quarter of fiscal year 2000 included the effect of a $59 million special charge associated with the Hard Disk Drive group's streamlining of the logistics model, change in customer service strategy and consolidation of certain product development programs.

       The results of operations for the third quarter of fiscal year 1999 included the effect of a $101 million charge related to the dissolution of MKQC.

Note 17 Subsequent Event (Unaudited)

       In April 2000, both Quantum and ATL canceled their existing senior credit facilities and Quantum entered into two new unsecured senior credit facilities, each providing a $187.5 million revolving credit line and expiring in April 2001 and April 2003, respectively. At the option of Quantum, borrowings under the revolving credit lines will bear interest at either the London interbank offered rate or a base rate, plus a margin determined by a leverage ratio with option periods of one to six months.

                              HARD DISK DRIVE GROUP
                                   SCHEDULE II

                   COMBINED VALUATION AND QUALIFYING ACCOUNTS


                                            Additions
                               Balance at  (reductions)                Balance at
                              beginning of  charged to                   end of
Classification (In               period       expense   Deductions(i)    period
thousands)                    ------------ ------------ -------------  ----------
Allowance for doubtful
 accounts year ended:
  March 31, 1998 .............   $ 8,912      $ 3,172      $(1,742)      $10,342
  March 31, 1999 .............   $10,342      $ 6,772      $(7,491)      $ 9,623
  March 31, 2000 .............   $ 9,623      $14,010      $(4,015)      $19,618

--------
(i) Uncollectible accounts written off, net of recoveries.